Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement (No. 333-132441) of First Place Financial Corp. on Pre-Effective Amendment No. 1 to Form S-4 of our reports dated July 27, 2005 on the consolidated statements of First Place Financial Corp. and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in the Annual Report on Form 10-K of First Place Financial Corp. for the year ended June 30, 2005, and to the reference to us under the caption “Experts” in the related proxy statement/prospectus, which is part of this registration statement.

/s/ CROWE CHIZEK AND COMPANY LLC

Crowe Chizek and Company LLC

Columbus, Ohio

April 25, 2006